Exhibit 99.1

Enphase Energy Reports Financial Results for the First Quarter of 2017
PETALUMA, Calif., May 9, 2017—Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the first quarter ended March 31, 2017.
Enphase Energy reported total revenue for the first quarter of 2017 of $54.8 million. During the first quarter of 2017, Enphase sold approximately 138MW (AC) or 573,000 microinverters. GAAP gross margin for the first quarter of 2017 was 12.9 percent and non-GAAP gross margin was 13.3 percent. Gross margin was lower than expected primarily as a result of cost absorption on decreased revenue volume.
GAAP operating expenses for the first quarter of 2017 were $29.1 million and non-GAAP operating expenses were $20.2 million, a decrease of 14 percent sequentially. GAAP operating loss for the first quarter of 2017 was $22.1 million and non-GAAP operating loss was $12.9 million. GAAP net loss for the first quarter of 2017 was $23.3 million, or a net loss of $0.30 per share. On a non-GAAP basis, net loss was $13.6 million, or a net loss of $0.18 per share.
The Company exited the quarter with a total cash balance of $30.0 million.
“Our revenue for the first quarter was lower than expected due to the extraordinarily wet winter in California, where we have a significant presence,” said Paul Nahi, president and CEO of Enphase Energy. “We started shipping our Enphase Home Energy Solution with IQ™, our sixth-generation integrated solar, storage and energy management offering, in the U.S. at the end of the first quarter. We look forward to the U.S. launch of our integrated AC solar modules, developed with our partners, during the second quarter. These modules, which we believe are the future of rooftop solar, will include our sixth-generation microinverters, creating a simpler and more consolidated solution.”

“The financing actions and restructuring initiatives we took over the past three quarters have helped to strengthen our cash position and reduce our non-GAAP operating expenses in the first quarter by 14 percent sequentially,” said Bert Garcia, CFO of Enphase Energy. “We expect the full effect of our restructuring initiatives will bring our non-GAAP operating expense run-rate to approximately 18 million dollars, starting in the second quarter, as we continue to focus on achieving sustainable profitability in the second half of 2017.”
Business Outlook

“We expect our revenue for the second quarter of 2017 to be within a range of $72 million to $80 million,” stated Bert Garcia. “We expect GAAP and non-GAAP gross margin for the second quarter to be within a range of 17 percent to 20 percent. Non-GAAP gross margin excludes approximately $300,000 of stock-based compensation expense. We expect our GAAP operating expense for the second quarter to be within a range of $22 million to $24 million and non-GAAP operating expense to be within a range of $17 million to $19 million, excluding an estimated $1.7 million of stock-based compensation expense and approximately $3.2 million of additional restructuring expense.”
Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, net loss and net loss per share.

These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:

Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.

Acquisition-related net charges (credits). These items include: (1) revaluation of contingent consideration and its income tax effects, which represent accounting adjustments to state contingent consideration liabilities at their estimated fair value, and (2) amortization of acquired intangibles, which consists of customer relationships. These items relate to a specific prior acquisition and are not reflective of the Company’s ongoing financial performance.

Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for management consulting services, cash-based severance costs related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.

Amortization of Debt Issuance Costs. The Company excludes amortization of debt issuance costs because the costs do not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.

Conference Call Information

Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2017 results and second quarter 2017 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 7699348. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant pass code 7699348 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s: launch of AC solar modules and belief that such modules are the future of rooftop solar; expectations regarding the future financial effect of restructuring initiatives on operating expense run rates; timing of achieving sustainable profitability; and expected future financial performance. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.
About Enphase Energy, Inc.

Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized solar with its microinverter technology and produces the world’s only truly integrated solar plus storage solution. Enphase has shipped more than 14 million microinverters, and more than 620,000 Enphase systems have been deployed in more than 100 countries. Visit www.enphase.com for more information.

Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.

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Contact
Christina Carrabino
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7294

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net revenues	$54,751	$64,121
Cost of revenues	47,703	52,361
Gross profit	7,048	11,760
Operating expenses:
Research and development	9,605	13,066
Sales and marketing	6,458	10,215
General and administrative	5,833	7,567
Restructuring charges	7,247	—
Total operating expenses	29,143	30,848
Loss from operations	(22,095)	(19,088)
Other income (expense), net:
Interest expense	(2,139)	(152)
Other income	1,060	681
Total other income (expense), net	(1,079)	529
Loss before income taxes	(23,174)	(18,559)
Provision for income taxes	(131)	(236)
Net loss	$(23,305)	$(18,795)
Net loss per share:
Basic and diluted	$(0.30)	$(0.41)
Shares used in per share calculation:
Basic and diluted	76,651	46,209

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$29,955	$17,764
Accounts receivable	48,903	61,019
Inventory	33,808	31,960
Prepaid expenses and other	10,133	7,121
Total current assets	122,799	117,864
Property and equipment, net	30,905	31,440
Goodwill	3,664	3,664
Intangibles, net	806	945
Other assets	9,333	9,663
Total assets	$167,507	$163,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,858	$31,696
Accrued liabilities	30,074	31,533
Deferred revenues	7,200	6,411
Borrowings under revolving credit facility	—	10,100
Current portion of term loan	1,497	3,032
Total current liabilities	54,629	82,772
Long-term liabilities:
Deferred revenues, noncurrent	34,499	33,893
Warranty obligations, non-current	23,619	22,818
Other liabilities	1,905	2,025
Term loans, noncurrent	45,384	20,768
Total liabilities	160,036	162,276
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	281,941	252,126
Accumulated deficit	(273,840)	(250,535)
Accumulated other comprehensive income (loss)	(631)	(292)
Total stockholders’ equity	7,471	1,300
Total liabilities and stockholders’ equity	$167,507	$163,576

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(23,305)	$(18,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,328	2,680
Provision for doubtful accounts	142	537
Asset impairment and restructuring	1,920	25
Amortization of debt issuance costs	945	28
Stock-based compensation	1,929	2,999
Changes in operating assets and liabilities:
Accounts receivable	11,975	(1,494)
Inventory	(1,848)	(4,776)
Prepaid expenses and other assets	(3,114)	(2,062)
Accounts payable, accrued and other liabilities	(17,458)	2,229
Warranty obligations	580	(888)
Deferred revenues	1,395	4,268
Net cash used in operating activities	(24,511)	(15,249)
Cash flows from investing activities:
Purchases of property and equipment	(3,466)	(3,348)
Net cash used in investing activities	(3,466)	(3,348)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	26,522	—
Proceeds from term loan, net	24,162	—
Proceeds from borrowings under revolving credit facility	—	10,000
Payments under revolving credit facility	(10,100)	(7,000)
Payments of deferred financing costs	—	(55)
Proceeds from issuance of common stock under employee stock plans	2	101
Net cash provided by financing activities	40,586	3,046
Effect of exchange rate changes on cash	(418)	115
Net increase (decrease) in cash and cash equivalents	12,191	(15,436)
Cash and cash equivalents—Beginning of period	17,764	28,452
Cash and cash equivalents—End of period	$29,955	$13,016

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Gross profit (GAAP)	$7,048	$11,760
Stock-based compensation	239	307
Gross profit (Non-GAAP)	$7,287	$12,067

Gross margin (GAAP)	12.9%	18.3%
Stock-based compensation	0.4%	0.5%
Gross margin (Non-GAAP)	13.3%	18.8%

Operating expenses (GAAP)	$29,143	$30,848
Stock-based compensation(1)	(1,691)	(2,692)
Amortization of acquisition-related intangibles	—	(45)
Restructuring charges	(7,247)	—
Operating expenses (Non-GAAP)	$20,205	$28,111

(1) Includes stock-based compensation as follows:
Research and development	$752	$1,126
Sales and marketing	378	612
General and administrative	561	954
Total	$1,691	$2,692

Loss from operations (GAAP)	$(22,095)	$(19,088)
Stock-based compensation	1,930	2,999
Amortization of acquisition-related intangibles	—	45
Restructuring charges	7,247	—
Loss from operations (Non-GAAP)	$(12,918)	$(16,044)

Net loss (GAAP)	$(23,305)	$(18,795)
Stock-based compensation	1,930	2,999
Amortization of acquisition-related intangibles	—	45
Restructuring, asset impairments and other charges	7,247	—
Non-cash interest expense	513	28
Net loss (Non-GAAP)	$(13,615)	$(15,723)

Net loss per share (GAAP)	$(0.30)	$(0.41)
Stock-based compensation	0.02	0.07
Restructuring, asset impairments and other charges	0.09	—
Non-cash interest expense	0.01	—
Net loss per share (Non-GAAP)	$(0.18)	$(0.34)

Shares used in per share calculation (Non-GAAP)	76,651	46,209

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